Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of June 1, 2016 by and between Aurora Diagnostics, LLC (the “Company”, “Aurora Diagnostics”, or “Aurora”), and F. Michael Walsh, FMW, MD, MBA, CPE, FCAP (“Employee”).

WHEREAS, the Employee has agreed to be employed by and render professional and other services to the Company, and the Company has agreed to engage the Employee to render such services on the Company’s behalf, in each case effective as of the date of this Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company, intending to be legally bound, hereby agree as follows:

1. Employment.  Subject to the terms and conditions of this Agreement, the Company shall employ the Employee to render professional services to the Company during the Term as described in Section 3, as the Chief Medical Officer for Aurora Diagnostics and Managing Director for Consultants of Laboratory Medicine in Greater Toledo.  The Employee accepts such employment and such position.

2. Term.  The Company shall employ the Employee for a period commencing on June 1, 2016 and ending on May 31, 2021 subject to termination prior to such date pursuant to the terms hereof (the “Initial Term”).  At the end of the Initial Term, this Agreement will automatically continue in effect for additional one (1) year terms, on terms no less favorable to the Employee than those contained herein, unless either party hereto gives written notice to the other party at least ninety (90) days prior to the end of the term (or any extension thereof) of such party’s determination to terminate Employee’s employment under this Agreement.  If such notice is timely given, then the Employee’s employment will terminate at the end of the term (or on such other date as the parties mutually agree).  If such notice is not given, then the Employee’s employment will continue hereunder for an additional year, subject to termination prior to such date pursuant to the terms hereof.   Hereinafter, references to the “Term” of this Agreement will include the Initial Term and any extension thereof pursuant to this Section 2.

3. Duties and Performance.

(a) The Employee agrees to devote the Employee’s full professional time to rendering services to the Company as the Chief Medical Officer for Aurora Diagnostics and Managing Director for Consultants of Laboratory Medicine in Greater Toledo and providing services in the practice of medicine in the specialty of pathology on the Company’s behalf described in Exhibit A and Exhibit B, which is attached hereto and incorporated herein.  During the Term, the Employee shall maintain the Company’s written standards and professional ethics and those of the medical profession.  In addition to rendering professional services, the Employee also is expected as part of the Employee’s duties as the Company’s employee to engage in marketing activities designed to promote and develop the Company’s business and practice, as well as administrative and compliance activities, and any other duties or requirements set by Aurora’s Chief Executive Officer, Executive Vice President of Operations, or Board of Directors.

(b) Notwithstanding anything to the contrary contained herein, (i) Employee shall make any and all decisions pertaining or related to the Employee’s practice of medicine, (ii) nothing shall impair the independent medical judgment of the Employee, and (iii) the Employee shall have final authority over all of Employee’s medical decisions.

4. Qualifications and Licensure.  The Employee shall at all times during the Term: (i) be certified or eligible for certification by the American Board of Pathology in anatomic and clinical pathology; (ii) maintain an unlimited and unrestricted license to practice medicine in the State of Ohio and any other states required by the Company; (iii) maintain appropriate medical staff membership and privileges at all medical facilities presently served or serviced by the Employee and use Employee’s best efforts to gain and maintain appropriate medical staff membership and privileges at any additional medical facilities identified by the Company; (iv) comply with the Ohio Board of Medicine and the Company’s continuing medical education (“CME”) requirements; (v) carry out the Employee’s responsibilities on a professional, ethical and diligent basis in order to serve the best interests of the Company’s patients, customers and clients; and (vi) comply with such other requirements as the Board of Directors or Chief Executive Officer of the Company may hereinafter reasonably require, including without limitation the Company’s rules, regulations, policies and procedures, as in effect and communicated to the Employee in writing and as revised from time to time (clauses (i) through (vi), the “Rules and Regulations”).

5. Medical Facilities; Location. The Employee will accept assignment for duty in Palm Beach Gardens, Florida and such other locations as the Company may reasonably direct.

6. Conformity with Laws, Rules, Regulations and Policies.  In performing the Employee’s duties under this Agreement, the Employee shall comply with (i) all applicable laws, rules and regulations, ordinances and standards of any governmental, quasi-governmental or private authority having either mandatory or voluntary jurisdiction over the Company, the Employee, or any medical facility for which the Employee provides services, (ii) the written bylaws, rules and regulations, policies and procedures of any such medical facility, including, without limitation, the residential boundary requirements of such hospitals or medical facilities,  and (iii) the Rules and Regulations.

7. Salary; Bonus; Relocation; Fringe Benefits.

(a) Salary.  During the Initial Term, in consideration for all services rendered for and on behalf of the Company, the Employee shall be entitled to receive a salary at an annual rate of $500,000.  Employee’s salary will be payable in accordance with the Company’s regular payroll practices in effect from time to time and be subject to deduction of all applicable taxes and required withholdings.

(b) Annual Bonus.  The Employee will be eligible to receive an annual bonus of up to fifty percent (50%) of the Employee’s Salary upon Employee’s satisfaction of goals to be mutually agreed upon by the Company and Employee each year during the Term, commencing June 1, 2016 (the “Annual Bonus”).  Employee’s satisfaction of such goals and the amount of the Annual Bonus, if any, shall be determined by the Company in its sole discretion.  The Company shall be entitled to deduct or withhold from the Annual Bonus, if any, all amounts required to be deducted or withheld from same pursuant to state or federal law.

(c) Relocation Reimbursement.  The Employee will be reimbursed by the Company up to $15,000 for pre-approved moving expenses (the “Relocation Reimbursement’) associated with the Employee’s relocation to Palm Beach Gardens, Florida.  If the Employee is terminated for cause or voluntarily resigns from the Company (pursuant to Sections 15(a) and 15(b)) within one (1) year of June 1, 2016, the Employee will be required to repay an amount equal to the Relocation Reimbursement divided by twelve (12) and multiplied by the number of months remaining in the first year of the Initial Term following the date of termination or resignation.

(d) Benefits.  In addition to the Employee’s salary, bonus eligibility, and relocation reimbursement, the Employee will also be offered the opportunity to obtain or participate in fringe benefits comparable to those which the Company, provides to other physicians having tenure, experience, specialties, responsibilities, educational background and other qualifications similar to those of the Employee.

8. Reimbursement of Expenses.

Upon the Employee’s submission of proper documentation and approval by the Company, the Company will reimburse the Employee’s reasonable expenses reasonably incurred in connection with the Employee’s employment by the Company, subject to compliance with reimbursement policies from time to time adopted by the Company and comparable to those expenses which the Company reimburses to other physicians having tenure, experience, specialties, responsibilities, educational background and other qualifications similar to those of the Employee; provided, however, that in no event shall expenses of the type described in subsection (a) exceed $5,000 per calendar year in the aggregate (pro-rated for any period of employment less than an entire year).  Reimbursable expenses, subject to prior approval, include:

(a)	Licensure fees, medical books and journals, registration fees for continuing medical education, and membership dues in professional organizations.
(b)

The Employee’s necessary travel, room, board and other expenses incurred in providing services at the Company’s request, in connection with continuing medical education, or otherwise for the benefit of the Company.

(c)	The Employee’s business expenses if ordinary and necessary and in furtherance of the Company’s business.

9. Malpractice Insurance.

(a) While the Employee is Employed by the Company.  The Company shall maintain policies of professional liability insurance covering the Employee in such amounts and on such terms as the Company may determine; provided that such amounts of coverage shall not be less than $1,000,000 per occurrence/$3,000,000 in the aggregate.  The Employee shall comply with any requirements or standards imposed on the Employee or the Company by the terms of such insurance, and the Employee shall furnish such information and cooperate in such manner as the insurer or the Company shall require.  The Company shall advise the Employee of any changes with respect to the insurer or the insurance coverage’s as set forth herein.  The Employee may recommend counsel to handle medical malpractice claims, subject to the prior written approval of the insurer.

(b) Tail Coverage.

(1) If the Employee’s employment is terminated for cause pursuant to Section 15 (a) hereof, the Employee, at the Employee’s sole cost and expense, shall  purchase malpractice insurance “tail” coverage, for the period of the applicable statute of limitations, to provide coverage for the Employee’s professional acts prior to the date of termination.  If the Employee fails to obtain “tail” coverage as required, the Company may obtain such coverage and shall have the right to deduct and set off the cost thereof from payments otherwise payable to the Employee hereunder.

(2) If the Employee’s employment is terminated by the Employee pursuant to Section 15 (b) hereof and the Employee continues to practice medicine, the Employee, at the Employee’s sole cost and expense, shall obtain “tail” coverage, for the period of the applicable statute of limitations, to provide coverage for the Employee’s professional acts prior to the date of termination.  If the Employee fails to obtain “tail” coverage as required, the Company may obtain such coverage and shall have the right to deduct and set off the cost thereof from payments otherwise payable to the Employee hereunder.

(3) If the Employee’s employment is terminated by the Employee pursuant to Section 15 (b) hereof and the Employee retires permanently from the practice of medicine, the Company, at its sole cost and expense, shall obtain “tail” coverage, for the period of the applicable statute of limitations, to provide coverage for the Employee’s professional acts prior to the date of termination.

(4) If the Employee’s employment is terminated by the Company without cause pursuant to Section 15 (c) hereof, the Company, at its sole cost and expense, shall obtain “tail” coverage, for the period of the applicable statute of limitations, to provide coverage for the Employee’s professional acts prior to the date of termination.

(5) Notwithstanding the foregoing, if, after termination of employment, the Employee continues in the practice of medicine and maintains malpractice insurance that includes coverage for the Employee’s acts prior to termination of employment, then the Employee shall cause the Company to be a named insured as to those prior acts.

10. Fees; Payments.  The Company has, and hereby reserves, the sole and exclusive authority to determine the fees (or a procedure for establishing the fees) to be charged to the Company’s patients, customers and clients.  Except as otherwise contemplated herein, all fees for professional services rendered by the Employee  to the Company’s patients, customers, and clients (hereinafter referred to individually as a “Customer” and collectively as “Customers”) during the Term shall be the Company’s or its Affiliates sole and exclusive property (subject to the contract rights of certain third parties). Employee agrees to transfer and assign, and does hereby transfer and assign to Company or its Affiliates all fees or other income of any nature received from any source on account of Employee’s professional services to the Company’s Customers pursuant to this Agreement.  If, for any reason, any checks or other payments for such services due to the Company or its Affiliates are made payable to the Employee, the Employee will promptly notify Company of receipt of such check or payment and will endorse and deliver those checks or payments to the Company or its Affiliates, as the case may be.  The Employee also hereby authorizes the Company and its Affiliates, as the case may be, to endorse and negotiate on the Employee’s behalf any such checks or payments.  In addition, the Employee agrees, upon the Company’s request, to account to the Company and its Affiliates for any such fees that may have been received by the Employee. Employee agrees to cooperate with Company and its Affiliates in billing and collection activities pertaining to professional services provided by Employee.

11. Acceptance of Patients/Referrals of Business.  The Company shall have the sole and exclusive authority to determine who will be accepted as patients of the Company’s practice and to designate, and/or establish a procedure for designating, which professional employees of the Company will handle each such patient.

12. Professional Rules and Regulations.  The Company shall at all times have the exclusive authority to establish reasonable professional policies and procedures to be followed by the Employee in rendering professional services on the Company’s behalf, and the Employee agrees to follow the Rules and Regulations.

13. Medical Records as Company Property.  All medical records, charts, case histories, x-rays, specimens, tissue samples and lab reports and analyses of or concerning patients of the Company (“Medical Records”) received by the Employee shall be and remain the Company’s property, and the Company shall be the “records owner” of the Medical Records in accordance with applicable Ohio law.  During the Term of this Agreement and thereafter, the Employee will comply with all of the Rules and Regulations regarding confidentiality of the Medical Records.  The Employee and the Employee’s counsel shall have the right to review and make copies of such Medical Records that are necessary for defense of litigation by third parties or governmental or private payor audits, investigations and claims against the Employee or are required for patients or third party payors or as otherwise required by applicable law.  The terms of this section shall survive the termination of this agreement to the extent permitted by the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

14. Paid Vacation and Time Off.  The Employee shall be entitled to a total of four (4) weeks of paid vacation leave time per calendar year (pro-rated for any period of employment of less than an entire year).  In addition, the Employee shall be entitled to a total of two (2) weeks of paid time off per calendar year to satisfy the Employee’s applicable CME requirements. All leave time must be coordinated with the Company to ensure adequate coverage of the Company’s patients, customers and clients.  The Employee shall also be entitled to five (5) days of paid sick leave per calendar year.  All paid leave time must be taken during the year in which it is earned and available, and thus will not be carried forward or usable in any subsequent year.  No cash payments will be made by the Company in lieu of or with respect to any earned but unused paid leave time.  In the event the Employee takes leave pursuant to the Family and Medical Leave Act or under the Company’s Personal/Medical Leave Policy, the Employee’s vacation and sick time may run concurrently with such family or personal/medical leave, in a manner consistent with the Company’s policies and procedures.

15. Termination of Agreement.

(a) Termination for Cause.  The Company shall have the right to terminate the employment of Employee for cause immediately upon written notice to Employee.  For purposes of this Agreement, “cause” shall mean the occurrence of any of the following:

(1) If, within fifteen (15) days after receiving notice from the Company,  the Employee fails to cure any lack of attention to, neglect of or failure to perform his duties or other obligations under this Agreement, or to correct any act, omission or behavior that the Company reasonably believes has had or will have an adverse effect on its business or reputation provided that any determination as to sufficiency of cure will be made within the sole discretion of the Company:

(2) If the Employee is negligent in the performance of the Employee’s duties or other obligations under this Agreement and that negligence has resulted in or could result in a loss (not limited to financial loss) to the Company;

(3) If the Employee violates any policy of the Company;

(4) If the Employee is terminated or suspended from Medicare, Medicaid or any state or federally funded program (other than due to the Company's administrative error);

(5) If the Employee’s right to practice medicine in any state is suspended, restricted, revoked or lapsed (other than a lapse due to the Employee’s voluntary failure to maintain such license after becoming a nonresident of that state or due to the Company's administrative error);

(6) If the Employee (i) willfully or recklessly damages the Company’s or its Affiliates’ property, business, reputation or goodwill, (ii) steals from the Company or its Affiliates, (iii) commits fraud, or (iv) embezzles;

(7) If the Employee is convicted of a crime, other than a minor traffic violation, which may, in the Company’s sole discretion, cause harm or damage to the Company’s or its Affiliates’ business reputation or standing;

(8) If the Employee uses any mood altering or controlled substances except as prescribed by a physician, or if the Employee uses alcohol to excess;

(9) If the Employee willfully or negligently injures any independent contractor, employee, or agent of the Company or its Affiliates, or willfully or negligently injures any person in the course of the performance of services for or on behalf of the Company or its Affiliates;

(10) If the Employee's medical staff privileges or membership in any medical facility are suspended, restricted, revoked (other than a revocation occurring solely because the Employee has voluntarily ceased to perform medical services at such hospital with the Company's consent), placed under probation, proctoring or observation and case review;

(11) If a guardian or conservator for the Employee is appointed by a court of competent jurisdiction;

(12) If the Company reasonably determines, based on its investigation, that the Employee has discriminated, intimidated, harassed, or retaliated against any employee or contractor of the Company or its Affiliates or committed any act which otherwise creates or contributes to an offensive or hostile work environment for employees or contractors of the Company or its Affiliates;

(13) The Employee’s failure for any reason to maintain the Employee’s board certification in the medical specialty of pathology;

(14) If the Employee accepts employment, other than that allowed hereunder, that places restrictions or limitations on the Employee’s ability to continue rendering professional services under this Agreement;

(15) The Company believes that the Employee has furnished deceptive or fraudulent information in the Employee’s application for credentialing or re-credentialing;

(16) The Employee engages in criminal, unethical or fraudulent conduct or engages in conduct which adversely affects the Company or its Affiliates, as determined in the Company’s sole discretion, or the Employee takes any action with the intent of disparaging the Company or its Affiliates or undermining the Company’s or its Affiliates’ ability to operate and grow its business, or the Employee is found guilty of such conduct by any entity or governmental agency of competent jurisdiction; or

(17) The Employee participates in any activities that damage or, in the good faith estimate of the Company, potentially damages the goodwill or business of the Company or its Affiliates or business activities of Aurora or the Employee becomes aware of any such activities and fails to notify the Company or Aurora promptly upon becoming aware of such activities.

The Company shall not be limited to termination as a remedy for any damaging, injurious, improper or illegal act by the Employee, but may also seek damages, injunction, or such other remedy as the Company may deem appropriate under the circumstances.  If the Employee’s employment is terminated for cause, the Company shall pay to Employee salary and benefits hereunder through the effective date of termination of employment, and Employee agrees to vacate the Company’s offices on or before the effective date of the termination and to return and deliver to the Company, as the case may be all Company property of the Company, and the Company shall have no further obligation or liability to the Employee hereunder.

(b) Termination by the Employee.  The Employee may terminate the Employee’s employment with the Company hereunder at any time and for any reason; provided, that if the Company has “cause” to terminate the Employee pursuant to subsection (a) above, any termination by Employee shall be deemed a termination for “cause”; and provided, further, the Employee must provide to the Company written notice of such termination not less than ninety (90) days prior to the date such termination is to be effective or as required by Section 2 hereof. If the Employee’s employment is terminated pursuant to this Section 15(b), the Employee shall be entitled to receive and be paid solely the Employee’s salary and benefits then in effect through the effective date of such termination, payable during such period at the regular and customary intervals for the payment of salaries and benefits as then in effect, and the Company shall have no further obligation or liability to the Employee hereunder.

(c) Termination by the Company without Cause.  The Company may, in its sole and absolute discretion, terminate the employment of the Employee hereunder, at any time prior to the expiration of the Term, without “cause” (as such term is defined in subsection (a) above), or otherwise without any cause, reason or justification, provided that the Company provides to the Employee notice of such termination (the “Termination Notice”) not less than ninety (90) days prior to the date such termination is to be effective.  In the event of any such termination by the Company, the Employee’s employment with the Company shall cease and terminate on the date specified in the Termination Notice or, if no date is so specified, on the date which is ninety (90) days following the date of such Termination Notice. If the Employee’s employment is terminated pursuant to this Section 15(c), the Employee shall be entitled to receive and be paid solely the Employee’s salary and benefits then in effect through the effective date of such termination, payable during such period at the regular and customary intervals for the payment of salaries and benefits as then in effect, and the Company shall have no further obligation or liability to the Employee hereunder.

(d) Relief of Employee’s Duties by the Company.  During any notice period or any other period of time during Employee’s employment hereunder, the Company may without further liability, relieve Employee of Employee’s duties so long as the Company continues to pay and provide to Employee the salary and fringe benefits set forth in Section 7 hereof. Nothing in this paragraph, however, shall require the Company to pay or provide such salary or fringe benefits during any personal, family, medical or other leave requested or required by Employee in excess of salary or fringe benefits the Company must pay for such leave pursuant to the terms of this Agreement.

16. Employee’s Duties upon Expiration or Termination.  If this Agreement expires or is otherwise terminated for any reason:

(a) Unless Employee and the Company otherwise agree in writing, the Employee will immediately resign from all director, officer, fiduciary and/or trustee positions held with the Company and its Affiliates.

(b) The Employee will immediately return to the Company all books, records, materials, data, information, and other property of the Company and its Affiliates in Employee’s possession, including, but not limited to, books and records relating to pathology (including dermatopathology) services rendered by Employee under this Agreement, Medical Records, meeting minutes, board summaries and financial reports or data.  The Employee shall not retain or provide to others any copies, summaries, abstracts or other reproductions, whether complete or partial, of such materials or information.

17. Termination of Employment upon Death or Disability.

(a) Death of Employee.  In the event that the Employee shall die during the term of Employee’s employment under this Agreement, Employee’s employment with the Company shall immediately cease and terminate, and Employee’s estate, heirs (at law), devisees, legatees or other proper and legally-entitled descendants, or the personal representative, executor, administrator or other proper legal representative on behalf of such descendants, shall be entitled to receive and be paid solely Employee’s salary, then in effect, for a period of sixty (60) days, payable at the regular and customary intervals for the payment of salaries as then in effect, and the Company shall have no further obligation or liability under this Agreement (other than for any reimbursement of reasonable out-of-pocket business expenses properly incurred by Employee prior to Employee’s death and documented to the Company in accordance herewith).

(b) Disability of Employee.  In the event that the Employee becomes incapacitated during the term of Employee’s employment hereunder by reason of sickness, accident or other mental or physical disability such that Employee is substantially unable to perform Employee’s duties and responsibilities hereunder (after reasonable accommodation has been made by the Company for Employee) for a period of ninety (90) consecutive days, or for shorter or intermittent periods aggregating one hundred twenty (120) days during any twelve (12) month period (a “Disability”), the Employee must exhaust all available paid vacation and paid sick leave during such initial Disability period.   Upon expiration of such initial Disability period, the Company shall have the right, in its sole and absolute discretion, to terminate Employee’s employment under this Agreement by sending a thirty (30) written notice of such termination to Employee or Employee’s legal guardian or other proper legal representative and thereupon Employee’s employment hereunder shall immediately cease and terminate.  The Company shall have no further obligation or liability under this Agreement (other than for any reimbursement of reasonable out-of-pocket business expenses properly incurred by Employee prior to Employee’s Disability and documented to the Company in accordance herewith).

18. Limitations on Authority.  Unless the Company has given Employee its express written consent and except as otherwise in the ordinary course of business, Employee has absolutely no authority to:

(a) Pledge the credit or assets of the Company or its Affiliates;

(b) Bind the Company or its Affiliates under any contract, agreement, note, mortgage or other instrument (other than routine agreements in the ordinary course of business consistent with past practices);

(c) Release or discharge any debt due the Company or its Affiliates; or

(d) Sell, mortgage, transfer or otherwise dispose of any assets, other than in the ordinary course of business, of the Company or its Affiliates.

19. Representations of Employee.  The Employee represents and warrants at all times during the term of this Agreement that:

(a) The Employee is duly licensed and registered and in good standing under the laws in the State of Ohio to engage in the practice of medicine and is board certified in anatomic and clinical pathology, and such license and registration and board certification have not been suspended, revoked or restricted in any manner.

(b) The Employee has disclosed and will continue to promptly truthfully disclose to the Company the following matters, whether occurring at any time during the five (5) years immediately preceding the date of this Agreement or at any time during the term of this Agreement:

(1) any allegation, investigation, or proceeding, whether administrative, civil or criminal, against the Employee by any third party, including without limitation any licensure board, hospital, medical school, health care facility or entity, professional society or association, third party payor, peer review or professional review committee or body, or governmental agency;

(2) any organic or mental illness or condition that impairs or is likely to impair the Employee’s ability to practice medicine, or any dependency on, or habitual use or abuse of, alcohol or controlled substances; and

(3) any denial or withdrawal of an Employee’s application in any state for licensure as a physician, for medical staff privileges at any hospital or other health care entity, for re-certification, for participation in any government third-party payment program, for state or federal controlled substances registration, or for malpractice insurance, or loss of board certification in the medical specialty of pathology for any reason whatsoever.

(c) The Employee shall at all times render services to patients in a competent, professional and ethical manner, in accordance with prevailing standards of medical practice in the relevant community, perform professional and supervisory services in accordance with recognized standards of the medical profession, and act in a manner consistent with the Principles of Medical Ethics of the American Medical Association, American Board of Pathology and all applicable statutes, regulations, rules, orders and directives of any and all applicable governmental and regulatory bodies having competent jurisdiction and the Company.

(d) The Employee shall participate in Medicare, Medicaid, workers compensation, other federal and state reimbursement programs, and the payment plan of any commercial insurer, health maintenance organization, preferred provider organization, accountable health plan, or other health benefit program, as directed by the Company, and the Employee has not been suspended or excluded from participating in any such program.

(e) The Employee shall keep and maintain (or cause to be kept and maintained) appropriate records, consistent with prevailing standards of medical practice in the Employee’s relevant community, relating to all professional services rendered by the Employee on behalf of the Company and its Affiliates.

20. Non-Competition and Non-Solicitation Agreements.

(a) The parties acknowledge that (i) Employee’s services under this Agreement require special expertise and talent in the provision of pathology (including dermatopathology) services and that Employee will have substantial contacts with customers, suppliers, advertisers and patients of the Company and its Affiliates; (ii) pursuant to this Agreement, Employee will be placed in a position of trust and responsibility and Employee will have access to a substantial amount of Proprietary Information (as defined in Section 21) and that Company is placing Employee in such position and giving Employee access to such information in reliance upon Employee’s agreement as defined below not to compete with the Company during the Restricted Period (as defined below) or disclose such Proprietary Information; (iii) the Company has a legitimate interest in adequately protecting the goodwill of the Company and its Affiliates; and (iv) Employee is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.  Accordingly, in consideration of the compensation and benefits being paid and to be paid by the Company to Employee hereunder, Employee agrees that, except for the services and duties that Employee performs for or on behalf of the Company and its Affiliates pursuant to the terms of this Agreement, during the Restricted Period, Employee shall not, at any time, directly or indirectly:

(1) engage in the provision of pathology (including dermatopathology) services, including, without limitation, related laboratory testing services, or manage or provide other professional or administrative services to or in connection with a pathology (including dermatopathology) practice (collectively, the “Services”) within the Restricted Territory (as defined below);

(2) provide the Services to or for any Person or Entity, including but not limited to a hospital, ambulatory surgery center, medical group or physician, that has been a customer or client of the Company or has otherwise had a business relationship with the Company during the twenty-four (24) month period preceding the date hereof or Employee’s separation from the Company (each, a “Customer”); or

(3) have any direct or indirect equity or other financial interest in an Entity that engages in the provision of the Services within the Restricted Territory or which provides Services to or for any Customer;

Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit Employee from:

(A) performing Services in the Restricted Territory during the Restricted Period as an employee of a local, federal or state government agency thereof or in performing his duties as a member of the United States military services or the National Guard;

(B) serving as a professor or in a similar capacity at a college or university, provided that such service does not substantially interfere with the performance of Employee’s duties hereunder; or

(C) holding as an investment not more than one percent (1%) of the outstanding capital stock of a competing business whose stock is traded on a national securities exchange;

(b) As used in this Agreement, the term (i) “Restricted Period” shall mean the period during which Employee is employed by the Company and for a period of two (2) years following the date of the termination of Employee’s employment with the Company for any reason, (ii) “Entity” shall mean any corporation, partnership, sole proprietorship, limited liability company, practice, business, company, or other entity, and (iii) “Restricted Territory” shall mean, any county in the United States in which Aurora, its subsidiaries, its affiliates, its customers, or its clients operate or reside as the date of termination of this Agreement.

(c) Employee further agrees that, except for the services and duties that Employee performs for or on behalf of the Company pursuant to the terms of this Agreement, during the Restricted Period, Employee shall not, at any time, directly or indirectly:

(1) solicit the employment of any employee, agent or consultant of the Company or any of its Affiliates, with whom Employee has worked or whom Employee has supervised, and who was such at any time during the twelve (12) months preceding the termination of Employee’s employment with the Company (a “Company Employee”);

(2) induce or influence any Company Employee to leave the employ of the Company or any of its Affiliates;

(3) solicit, any Customer for the purpose of providing Services, to such Customer;

(4) solicit any prospective acquisition candidate, on Employee’s own behalf or on behalf of any competitor or potential competitor, if, to such Employee’s knowledge, the Company or any of its Affiliates has made an acquisition analysis with respect to such candidate for the purpose of acquiring such candidate;

(5) solicit any payor contracts from any payor of the Company or its Affiliates with whom Employee had material contact during Employee’s employment with the Company or otherwise interfere with the Company’s or its Affiliates’ relationship with any such payor;

(6) solicit, induce, influence or otherwise interfere with any referral sources of the Company or any of its Affiliate with whom Employee has had material contact during Employee’s employment with the Company; or

(7) solicit, induce, influence or interfere with any other Person or Entity with whom the Company has a business relationship to discontinue, modify or reduce the extent of such relationship with the Company.

(d) Employee acknowledges and agrees that the restrictive covenants herein are reasonable and valid in time and scope and in all other respects.  The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  In recognition of the substantial nature of potential damages that the Company and its Affiliates would incur as the result of Employee’s breach of this Section 20, the Employee further agrees that the Company shall be entitled to specific performance of this Section 20, and to injunctive and other equitable relief, without the necessity of posting bond, it being understood that the prevailing party in any action brought by the Company or its Affiliates to seek enforcement of the covenants set forth herein shall be entitled to recover from the losing party all costs in connection with such action, including without limitation, reasonable attorneys’ fees, expenses and costs incurred with respect to trials, appeals and collections.  This Section 20 shall survive the termination of this Agreement and the termination of Employee’s employment with the Company.  The Employee acknowledges that the enforcement of this covenant is not contrary to the public health, safety, or welfare in that the population in the area where Employee performs(ed) services for the Company is adequately served by qualified Pathologists.  Further, Employee acknowledges that Employee’s breach of this covenant will cause irreparable injury to the Company and its Affiliates.

21. Confidentiality.

(a) Acknowledgement.  The Employee acknowledges and agrees that in the course of rendering services to the Company, its Affiliates, and their clients, Employee will have access to and will become acquainted with confidential and proprietary information about the professional, business and financial affairs of the Company, its Affiliates, and their patients, clients and customers, and that Employee may have contributed to or may in the future contribute to such information.  The Employee further recognizes that Employee is being employed as a key employee, that the Company and its Affiliates is engaged in a highly competitive business, and that the success of the Company and its Affiliates in the marketplace and business depends upon its goodwill and reputation for integrity, quality and dependability.  The Employee recognizes that in order to guard the legitimate interests of the Company and its Affiliates, it is necessary for the Company to protect all such confidential and proprietary information, goodwill and reputation.

(b) Proprietary Information.  In the course of Employee’s service to the Company and its Affiliates, Employee will have access to confidential know-how, business documents or information, marketing data, client lists and trade secrets that are confidential.  Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence that come within the scope of the business activities of the Company and its Affiliates as to which the Employee has had or may have access, whether previously existing, now existing or arising hereafter, whether or not conceived or developed by others or by the Employee alone or with others during the period of Employee’s service to the Company, and whether or not conceived or developed during regular working hours. Notwithstanding the foregoing, “Proprietary Information” shall not include any information that is in the public domain during the period of service by Employee or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by Employee in violation of this Agreement.  This definition shall not limit any definition or protection of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

(c) Fiduciary Obligations.  The Employee agrees and acknowledges that the Proprietary Information is of critical importance to the Company and its Affiliates and a violation of this Section 21 will seriously and irreparably impair and damage the Company’s businesses.  The Employee therefore agrees, while he is an employee of the Company and at all times thereafter, to keep all Proprietary Information strictly confidential

(d) Non-Disclosure.  Except as required by law or order of any court or governmental entity, in connection with the proper performance of Employee’s duties hereunder, or as may be reasonably necessary for the Employee to defend himself in litigation by third parties or governmental or private payor audits, investigations and claims against the Employee (provided that Employee and his counsel take all reasonable efforts to have such third party, court or administrative agency maintain the confidentiality of such information), the Employee shall not, during Employee’s employment with the Company or at any time thereafter, make use of any Proprietary Information in connection with any business activity (other than that of the Company), or disclose, directly or indirectly (except as required by law), any Proprietary Information to any person other than (a) the Company and its Affiliates, (b) persons who are authorized employees of the Company and its Affiliates and to whom such disclosure is necessary to the conduct of the Company’s business at the time of such disclosure, (c) such other persons, including prospective investors or lenders, to whom the Employee has been instructed to make disclosure by Company’s Chief Executive Officer or the Company’s Board of Directors, or (d) the Employee’s counsel, which counsel shall keep all Proprietary Information confidential (in the case of clauses (b) and (c), only to the extent required in the course of the Employee’s service to the Company).  Upon any termination of the Employee’s employment hereunder, or upon request by the Company at another time, the Employee shall deliver to the Company all notes, letters, documents, tapes, discs, recorded data and records which may contain Proprietary Information which are then in the Employee’s possession or control and shall not retain, use, or make any copies, summaries or extracts thereof.

22. Invalid Provision.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  The Employee and the Company agree and acknowledge that the provisions of Sections 20 and 21 are material and of the essence to this Agreement.  If the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that (a) it is the parties intention and agreement that the covenants and restrictions contained herein be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

23. Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to conflict of law principles.

24. Binding Effect; Assignment; Express Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding on Employee, Aurora and its Affiliates, the Company and their respective heirs, personal representatives, successors and assigns; provided, however, that Employee shall have no right to assign Employee’s rights or duties under this contract to any other Person.  Employee acknowledges that Aurora and its Affiliates are expressly intended to be third party beneficiaries under this Agreement.  Aurora acknowledges that Aurora and its Affiliates shall guarantee obligations of the company under this Agreement.  In the event of Aurora’s or the Company’s sale, merger or consolidation, Employee specifically agrees that Aurora and the Company may assign Aurora’s and the Company’s respective rights and obligations hereunder to a successor, assign or purchaser of Aurora or the Company, as the case may be.  In addition, and in any event, the Company may, at any time, assign the Company’s rights and obligations under this Agreement to any Person that is an Affiliate of the Company or to any Person that, after any such assignment, assumes the obligations of the Company under this Agreement.

25. Notices.  Any required notice under this Agreement shall be made and delivered in writing.  Delivery of such notice shall be made (a) if to the Company, to Aurora at Aurora Diagnostics, LLC, 11025 RCA Center Drive, Suite 300, Palm Beach Gardens, Florida 33410, Attention: Michael Grattendick, VP, Controller & Treasurer; and (b) if to Employee, to the last known residential address of the Employee as listed in the Company’s employment records.  Delivery of such notice shall be deemed to have occurred (i) in the case of hand delivery, when personally delivered to the other party at such party’s address; or (ii) in the case of mailing, three (3) days after such notice has been deposited in the United States mails, postage prepaid, by certified or registered mail, with return receipt requested, and addressed to the other party as set forth in this Agreement; or (iii) in any other case, when actually received by the other party.  Either party may change the address to which notices are to be given by giving written notice of such change to the other party in accordance with this Section 25.

26. Attorneys’ Fees and Costs.  In any action, suit or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall receive and the unsuccessful party shall pay all costs, fees and expenses, including reasonable attorneys’ costs,  fees and expenses, incurred in enforcing its rights under this Agreement, including costs, expenses and fees with respect to trials, appeals and collection, with the exception of any action, suit or proceeding to enforce or seek relief from Section 20(a)(1), in which case each party shall bear its own attorney’s costs, fees and expenses.

27. Amendment.  This Agreement may not be modified or amended in any manner other than in a written document signed by the parties.

28. Legislative Limitations.  Notwithstanding any other provision of this Agreement, if the governmental agencies (or their representatives) which administer Medicare or Medicaid, or any other government third party payor program, or any other federal, state or local government or agency passes, issues or promulgates any law, rule, regulation, standard or interpretation at any time while this Agreement is in effect which prohibits, restricts, limits or in any way adversely changes the method or amount of reimbursement, compensation or payment for services rendered by Employee on behalf of the company or its Affiliates under this Agreement, or which otherwise adversely affects either Employee’s or the Company’s rights or obligations hereunder, then the parties hereto shall, promptly upon notice from either party, negotiate in good faith to amend this Agreement (taking into account Employee’s legal and ethical obligations to Employee’s patients) to provide for such reimbursement, compensation or payment for services in a manner reasonably acceptable to Employee and the Company and consistent with any prohibition, restriction, limitation and/or which takes into account any adverse change in reimbursement, compensation or payment for physician services.

29. Miscellaneous.

(a) Exclusive Agreement.  The terms of Employee’s employment with the Company are exclusively governed by the terms of this Agreement.  Any and all prior agreements, arrangements, promises, representations, discussions or understandings which either of the parties may have had concerning Employee’s employment are hereby canceled, superseded and of no further force or effect.

(b) Confidentiality.  The Company and Employee acknowledge and agree that this Agreement and each of the provisions hereof shall be treated as confidential and, except to the extent necessary to enforce the terms of this Agreement, as required by applicable law or regulations or order of any court or governmental entity, or as deemed reasonably necessary by the Company to facilitate due diligence in connection with acquisitions or financings, neither Employee nor the Company shall disclose the terms of the Agreement, or provide copies hereof, to any third party (other than counsel or advisers) without the prior written consent of the other party.

(c) Definitions.

(1) “Affiliate” shall mean and include, with regard to any Person, (A) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (B) any Person, directly or indirectly, in which such Person holds, of record or beneficially, ten percent or more of the equity or voting securities, (C) any Person that holds, of record or beneficially, ten percent or more of the equity or voting securities of such Person, (D) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs, (E) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (F) any director, officer, partner or individual holding a similar position in respect of such Person.

(2) “Contract” means and includes any agreement, contract, commitment, instrument or other binding arrangement, obligation or understanding, whether written or oral.

(3) “Person” means and includes any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, authority or natural person.

(d) Headings.  The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of any or all of the provisions of this Agreement.

(e) Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

(f) Construction.  The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(g) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of the date first hereinabove set forth.

THE COMPANY:	aURORA dIAGNOSTICS, llc
	By:	/s/ Michael Grattendick
	Name:	Michael Grattendick
	Title:	VP, Controller & Treasurer

EMPLOYEE:	/s/ F. Michael Walsh
F. Michael Walsh, FMW, MD, MBA, CPE, FCAP

Exhibit A

Job Summary:

The CMO will provide physician leadership, direction, and planning for a wide variety of medical and related activities of the Company. This executive will serve as the physician liaison with senior management on matters pertaining to strategy and medical policy, with a goal of keeping Aurora Diagnostics at the forefront of medical quality and superior service.

Essential Key Responsibilities:

•	Is part of the Senior Management Team, setting the short- and long-term strategic objectives of the Company.
•

Directs, plans, and coordinates activities of all physicians engaged in medical services, leading and working through physician leaders in the Company’s labs and on its dermatopathology and surgical pathology advisory committees.

•	Ensures the successful implementation of effective strategies and approaches.
•

Leads pathology effectiveness efforts, including protocols, benchmarking, RVU modeling, standardization, and best practices to secure the company’s position as a leading provider of cancer diagnostics and healthcare information.

•	Collaborates with senior management to foster greater physician alignment and involvement.
•	Works with senior management to identify key market drivers, develops plans, and strategies to address trends and future business development efforts.
•	Serves as a resource for a physician recruitment plan, robust peer review, a credentialing process, and a training program.
•	Participates with senior management in evaluating acquisitions.
•	Oversees the implementation of quality improvement efforts designed to improve pathology/laboratory performance and maintain compliance with all regulatory agencies.
•

Participates in case management, risk assessment, and utilization review activities and recommends measures to improve methods, performance, safety regulations, and quality, and suggests changes in working conditions to increase efficiency.

•

Prepares and delivers presentations to variety of internal and external audiences including insurance companies, government entities, physician and management groups, acquisition prospects, professional societies, etc.

•	Advises and recommends on new diagnostic tests and laboratory testing platforms to drive innovation for the organization.
•	Works with and advises marketing and existing physician committees to successfully roll out and launch new test offerings.
•	Serves as a medical review resource for malpractice claims, training, and prevention.
•	Assists with implementing ICD-10 diagnosis coding and training on the new coding protocols.
•	Assures compliance with Federal and State law as well as accrediting and licensing agencies.
•	Addresses efforts to improve and expand residency programs.
•	May recruit, hire, train staff, evaluate performance and recommend or initiate promotions, transfers and disciplinary action
•	Participates in professional development efforts to ensure currency in health care practices and trends
•	Completes annual training programs within the required timeframe and regularly attends staff meetings
•	Maintains strictest confidentiality
•	Complies with all State, Federal, professional regulations as well as company and departmental rules, polices, and procedural manuals
•	Adherence to HIPAA, Safety and OSHA Regulations
•	Performs other duties as assigned

Exhibit B

Job Summary:

The Managing Director will provide physician leadership, direction, and supervision and engages in compliance and marketing activities designed to promote and develop the practice.

Essential Key Responsibilities:

•	Directs, plans, and coordinates activities of all physicians engaged in medical services at the practice.
•	Assists General Manager with developing and implementing long and short term business plans to support the goals of the practice and company.
•

Collaborates with the General Manager and Regional Director of Operations regarding operational and fiscal management of the practice, Triad calls, and At Risk Calls to enhance operational effectiveness, emphasizing cost containment, high quality patient care and client satisfaction.

•	Resolves any medical/administrative problems and keeps lines of communication open with physicians to ensure high employee morale, productivity and a professional atmosphere.
•	Leads pathology effectiveness efforts at the practice, including protocols, benchmarking, productivity standards and best practices.
•	Oversees the implementation of quality improvement efforts designed to improve pathology/laboratory performance and maintain compliance with all regulatory agencies.
•

Participates in case management and utilization review activities including around the microscope, Quality Assurance, diagnostic consensus sessions, and retrospective case review and in-parallel review of new hired physicians,  recommends measures to improve methods, performance, safety regulations, and quality of medical service, and suggests changes in working conditions to increase efficiency.

•	Assists Laboratory Director in preparing for CAP inspections and with selection, testing, and implementation of tests and stains.
•	Engages in marketing activities to develop and maintain relationships, cultivate new business, and enhance the practice’s position in the marketplace.
•	Assists with composing a new client preference data base including sign out style and diagnosis, terminology preference, pathologist preference, and auditing and update the database.

•	Creates and maintains physician work schedules, including coverage for vacation, sick, and CME.
•	Recruits, hires, trains, evaluates performance and recommends or initiates promotions, transfers and disciplinary action.
•	Ensures physicians complete proficiency, safety and other required trainings as required by the company and licensure.
•	Participates in professional development efforts to ensure currency in health care practices and trends.
•	Completes annual training programs within the required timeframe and regularly attends local, corporate, and staff meetings.
•	May participate in the medical advisory committees.
•	May attend hospital based meetings for peer review and Quality Assurance and participate in hospital advisory committees.
•	May participate in legislative activities including direct lobbying of elected officials.
•	May facilitate residency program including overseeing the design and maintenance of the teaching slide set, supervision of the resident review of slides or testing, and teaching schedule.
•	Maintains strictest confidentiality.
•	Completes annual training programs within the required timeframe and regularly attends staff meetings.
•	Complies with all State, Federal, professional regulations as well as company and departmental rules, polices, and procedural manuals.
•	Adherence to CAP, CLIA, State Regulations, HIPAA, Safety and OSHA Regulations.
•	Performs other duties as assigned.